Exhibit 99.1

Midwest Holding Inc. Joins Russell 2000® Index

LINCOLN, Neb., March 22, 2021 /PRNewswire/ -- Midwest Holding Inc. ("Midwest”) (NASDAQ “MDWT”), a rapidly growing, technology-enabled, services-oriented annuity platform, announced that it has been added to the Russell 2000® Index as a part of the index’s quarterly initial public offering (IPO) additions.

"Joining the Russell 2000® Index is a meaningful achievement for Midwest and one which we hope will increase overall awareness and exposure to investors," said Michael Salem, Co-CEO of Midwest Holding.  "Our inclusion reflects the direction that Midwest is headed as we continue to grow and deliver value for our stakeholders.”

Russell Indices are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies.

For more information on the FTSE Russell 2000 Index IPO additions, please visit the IPO additions section of FTSE Russell website.

About Midwest Holding Inc.

Midwest Holding Inc. is a rapidly growing, technology-enabled, services-oriented annuity platform. Midwest designs and develops in-demand annuity products that are distributed through independent distribution channels, to a large and growing demographic of U.S. retirees. Midwest originates, manages and transfers these annuities through reinsurance arrangements to asset managers and other third-party investors, who are actively seeking these financially attractive products. Midwest also provides the operational and regulatory infrastructure and expertise to enable asset managers and third-party investors to form, capitalize and manage their own reinsurance capital vehicles.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions, including those relating to the global COVID-19 pandemic and associated potential impacts on the Company and its financial condition and results of operations.  Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein and include whether our inclusion in the Russell 2000 Index represents a meaningful achievement that will create awareness and exposure to investors.  Readers are cautioned against placing undue reliance on any such forward-looking statements.  For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company's filings with the SEC, which can be obtained online at the website of the U.S. Securities and Exchange Commission at http://www.sec.gov. Except as required by law, the Company does not undertake to update forward-looking statements contained in this release.

Contacts

For more information, please visit www.midwestholding.com

Investor contact: ir@midwestholding.com

Media inquiries: press@midwestholding.com

SOURCE Midwest Holding Inc.